MULTIPLE CLASS PLAN
                           ON BEHALF OF
         FRANKLIN CALIFORNIA INSURED TAX-FREE INCOME FUND


      This Multiple Class Plan (the "Plan") has been adopted unanimously by the Board Trustees of FRANKLIN CALIFORNIA TAX-FREE TRUST (the "Investment Company") for its series Franklin California Insured Tax-Free Income Fund (the "Fund"). The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund, the Fund and the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund.

      1. The Fund shall offer three classes of shares, to be known as Class A Shares, Class B Shares and Class C Shares. The sale to new investors of Class B Shares has been discontinued. Class B Shares continue to be available only for reinvestment of dividends by existing Class B shareholders of the Fund, or in connection with an exchange into the Fund by existing Class B shareholders of other funds within Franklin Templeton Investments.

      2. Class A Shares shall carry a front-end sales charge ranging from 0% - 4.25%. Class B Shares and Class C Shares shall not be subject to any front-end sales charges.

      3. Class A Shares shall not be subject to a contingent deferred sales charge ("CDSC"), except in the following limited circumstances. On investments of $1 million or more, a contingent deferred sales charge of 1.00% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 18 months from the calendar month following their purchase. The CDSC is waived in certain circumstances, as described in the Fund's prospectus and statement of additional information ("SAI").

      Class B Shares shall be subject to a CDSC with the following CDSC schedule: (a) Class B Shares redeemed within 2 years of their purchase shall be assessed a CDSC of 4% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; (b) Class B Shares redeemed within the third and fourth years of their purchase shall be assessed a CDSC of 3% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; (c) Class B Shares redeemed within 5 years of their purchase shall be assessed a CDSC of 2% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; and (d) Class B Shares redeemed within 6 years of their purchase shall be assessed a CDSC of 1% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances described in the Fund's prospectus and SAI.

      Class C Shares redeemed within 12 months of their purchase shall be assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances as described in the Fund's prospectus and SAI.

      4. The distribution plan adopted by the Investment Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "Rule 12b-1 Plan") associated with the Class A Shares may be used to compensate Franklin/Templeton Distributors, Inc. (the "Distributor") or others for expenses incurred in the promotion and distribution of the Class A Shares. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, any distribution or shareholder servicing fees paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment Company for the Class A Shares, the Distributor or its affiliates.

      The Rule 12b-1 Plan associated with the Class B Shares has two components. The first component is an asset-based sales charge to be retained by the Distributor to compensate Distributor for amounts advanced to securities dealers or their firms or others with respect to the sale of Class B Shares. In addition, such payments may be retained by the Distributor to be used in the promotion and distribution of Class B Shares in a manner similar to that described above for Class A Shares. The second component is a shareholder servicing fee to be paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment Company for the Class B Shares, the Distributor or its affiliates.

      The Rule 12b-1 Plan associated with the Class C Shares has two components. The first component is a shareholder servicing fee, to be paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment Company for the Class C Shares, the Distributor or its affiliates. The second component is an asset-based sales charge to be retained by the Distributor during the first year after the sale of shares and, in subsequent years, to be paid to dealers or retained by the Distributor to be used in the promotion and distribution of Class C Shares, in a manner similar to that described above for Class A Shares.

      The Rule 12b-1 Plans for the Class A, Class B and Class C Shares shall operate in accordance with Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      5. The only difference in expenses as between Class A, Class B and Class C Shares shall relate to differences in Rule 12b-1 plan expenses, as described in the applicable Rule 12b-1 Plans; however, to the extent that the Rule 12b-1 Plan expenses of one Class are the same as the Rule 12b-1 Plan expenses of another Class, such classes shall be subject to the same expenses.

      6. There shall be no conversion features associated with the Class A and Class C Shares. Each Class B Share, however, shall be converted automatically, and without any action or choice on the part of the holder of the Class B Shares, into Class A Shares on the conversion date specified, and in accordance with the terms and conditions approved by the Franklin California Tax-Free Trust's Board of Trustees and as described, in the Fund's prospectus and SAI relating to the Class B Shares, as such prospectus and SAI may be amended from time to time; provided, however, that the Class B Shares shall be converted automatically into Class A Shares to the extent and on the terms permitted by the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations adopted thereunder.

      7. Shares of Class A, Class B and Class C may be exchanged for shares of another investment company within the Franklin Templeton Investments according to the terms and conditions stated in each fund's prospectus and SAI, as it may be amended from time to time, to the extent permitted by the 1940 Act and the rules and regulations adopted thereunder.

      8. Each class will vote separately with respect to any Rule 12b-1 Plan related to, or which now or in the future may affect, that class.

      9. On an ongoing basis, the Board members, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the various classes of shares. The Board members, including a majority of the Board members who are not "interested persons" (as defined in the 1940
Act) of the Trust, its investment manager or the Distributor and who have no direct, or indirect financial interest in the operation of the Rule 12b-1 Plans (the "independent Board members"), shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Franklin Advisers, Inc. and Franklin/Templeton Distributors, Inc. shall be responsible for alerting the Board to any material conflicts that arise.

      10. All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

      11. I, Karen L. Skidmore, Vice President and Secretary of the Franklin California Tax-Free Trust do hereby certify that this Multiple Class Plan was adopted on behalf of the Franklin California Insured Tax-Free Income Fund by the Board of Trustees of the Investment Company on October 17, 2006.




                                         ----------------------
                                         Karen L. Skidmore
                                         Vice President & Secretary